Exhibit 99.1

For Immediate Release Contact: David S. Silverman (802) 888-6600

Union Bankshares Announces Fourth Quarter Ended December 31, 2017
Earnings and Quarterly Dividend Payment

Morrisville, VT January 17, 2018 - Union Bankshares, Inc. (NASDAQ - UNB) today announced results for the three and twelve months ended December 31, 2017. Consolidated net income for the three months ended December 31, 2017 was $1.9 million, or $0.43 per share, compared to $2.3 million, or $0.53 per share, for the same period in 2016, and $8.4 million, or $1.89 per share, for the year ended December 31, 2017, compared to $8.5 million, or $1.91 per share, for the same period in 2016.

The decrease in earnings for three and twelve month comparison periods is due to a one-time charge to earnings of $447 thousand for the revaluation of the Company's deferred tax assets as a result of the Tax Cuts and Jobs Act being signed into law on December 22, 2017.
Fourth Quarter Highlights
Highlights of the three months ended December 31, 2017 compared to the three months ended December 31, 2016 include:

•	Net income before taxes increased $399 thousand, or 14.3% to $3.2 million.

•	Net interest income increased $709 thousand, or 11.2% to $7.1 million.

•	Total assets increased $54.4 million, or 7.9%, to $745.7 million.

•	Loans increased $53.6 million, or 9.9%, to $595.4 million.

•	The loan servicing portfolio increased $47.4 million, or 10.7% to $489.1 million.

•	Deposits increased $49.9 million, or 8.4%, to $647.6 million.

The improvement in net income before tax quarter over quarter is attributable to the increase in net interest income as noted above partially offset by a decrease in noninterest income of $230 thousand and increases in the provision for loan losses of $50 thousand and in noninterest expenses of $30 thousand. The increase in income tax expense of $822 thousand quarter over quarter is two-fold. As mentioned above a $447 thousand adjustment to income tax expense was recorded for revaluing deferred tax assets for the new tax law. Also, income tax expense for the three months ended December 31, 2016 was reduced by $288 thousand for a rehabilitation tax credit related to a low income housing investment project.
Year-to-Date Highlights
Highlights of the year ended December 31, 2017 compared to year ended December 31, 2016 include:

•	Net income before taxes increased $943 thousand, or 8.5%, to $12.1 million.

•	Net interest income increased $2.0 million, or 8.0% to $26.8 million.

•	Return on average common equity of 14.53% and return on average assets of 1.21%.

•	Book value per common share increased 4.4% to $13.17 as of December 31, 2017.

•	Total shareholders’ equity increased 4.5% to $58.8 million compared to December 31, 2016.

•	Net loan charge-offs were $39 thousand for the year ended December 31, 2017.

•	Nonperforming loans were 0.28% of total loans.

For the year ended December 31, 2017, noninterest income was $9.4 million, a decrease of $744 thousand from the same period a year ago. The decrease is attributable to decreases of $651 thousand in gains on the sale of real estate loans, $81 thousand in income from life insurance, $61 thousand in service charge income on deposit accounts, $49 in mortgage servicing right income, and $47 thousand in gains on the sale of securities. These decreases were partially offset by increases in overdraft fee income of $56 thousand and loan servicing income of $92 thousand.

Total noninterest expenses increased $249 thousand, or 1.1%, to $23.9 million for the year ended December 31, 2017 compared to $23.7 million for the same period in 2016. Increases of $55 thousand in salaries and wages, $183 thousand in pension and employee benefits, $152 thousand in occupancy expenses, and $94 thousand in equipment expenses were partially offset by a decrease of $234 thousand in other expenses.

On January 17, 2018, the Board of Directors declared a regular quarterly cash dividend of $0.30 per share payable February 8, 2018 to shareholders of record as of January 27, 2018.

About Union Bankshares, Inc.
Union Bankshares, Inc., headquartered in Morrisville, Vermont, is the bank holding company parent of Union Bank, which provides commercial, retail, and municipal banking services, as well as, asset management services throughout northern Vermont and New Hampshire. Union Bank operates 17 banking offices, three loan centers, and multiple ATMs throughout its geographical footprint.
Union Bank has been helping people buy homes and local businesses create jobs in area communities since opening its doors over 126 years ago. Union Bank has earned an exceptional reputation for residential lending programs and has recently been named, for the fourth consecutive year, the USDA RD Vermont lender of the year. Union has also been designated as an SBA Preferred lender for its participation in small business lending. Union is proud to be one of the few independent community banks serving Vermont and New Hampshire and we maintain a strong commitment to our core traditional values of keeping deposits safe, giving customers convenient financial choices and making loans to help people in our local communities buy homes, grow businesses, and create jobs. These values--combined with financial expertise, quality products and the latest technology--make Union Bank the premier choice for your banking services, both personal and business. Member FDIC. Equal Housing Lender.
Forward-Looking Statements
Statements made in this press release that are not historical facts are forward-looking statements. Investors are cautioned that all forward-looking statements necessarily involve risks and uncertainties, and many factors could cause actual results and events to differ materially from those contemplated in the forward-looking statements. When we use any of the words “believes,” “expects,” “anticipates” or similar expressions, we are making forward-looking statements. The following factors, among others, could cause actual results and events to differ from those contemplated in the forward-looking statements: uncertainties associated with general economic conditions; changes in the interest rate environment; inflation; political, legislative or regulatory developments; acts of war or terrorism; the markets' acceptance of and demand for the Company's products and services; technological changes, including the impact of the internet on the Company's business and on the financial services market place generally; the impact of competitive products and pricing; and dependence on third party suppliers. For further information, please refer to the Company's reports filed with the Securities and Exchange Commission at www.sec.gov or on our investor page at www.ublocal.com.